EXHIBIT 15.1

LEGAL OPINION

October 30, 2019

Brownstein Hyatt Farber Schreck, LLP
410 Seventeenth Street, Suite 2200
Denver, Colorado 80202-4437
T 303.223.1100 F 303.223.1111

Board of Directors

Real Goods Solar, Inc.

110 16th Street, 3rd Floor

Denver, Colorado 80202

Ladies and Gentlemen:

We are acting as special counsel to Real Goods Solar, Inc., a Colorado corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of an Offering Statement on Form 1-A, including any amendments thereto (the “Offering Statement”). The Offering Statement relates to (i) non-transferable subscription rights (the “Rights”) to subscribe for shares of the Company’s Series 1 Preferred Stock, par value $0.0001 per share (“Preferred Stock”), to be distributed in connection with the rights offering by the Company to holders of the Company’s Class A common stock, par value $0.0001 (“Common Stock”), and the Company’s outstanding warrants exercisable for Common Stock (the “Rights Distribution”), (ii) up to 2,000,000 shares of Preferred Stock issuable upon exercise of the Rights, and (iii) up to 3,000,000 shares of Preferred Stock issuable at the Company’s election in lieu of payment of cash dividends on the Preferred Stock.

The terms of the Rights Distribution and the rights offering are described in the Offering Statement.  We have participated in the preparation of the discussion set forth in the Offering Statement under the heading “Material U.S. Federal Income Tax Consequences to U.S. Holders” (the “Discussion”), which is premised upon the provision by us of this opinion and the accuracy of the facts, information, statements, representations, covenants, and assumptions upon which this opinion is based.  References herein to the “Code” shall refer to the Internal Revenue Code of 1986, as amended (the “Code”).

In providing this opinion, we have examined and relied upon the facts, information, statements, representations, and covenants contained in (i) the Offering Statement, (ii) the Articles of Incorporation of the Company, as amended, the Form of Articles of Designation for the Preferred Stock filed as an exhibit to the Offering Statement, and (iii) such other documents, records certificates and information provided to us by the Company, as we have deemed necessary or appropriate as a basis for this opinion.  References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto.  This opinion assumes and is conditioned on, among other things, the initial and continuing accuracy and completeness, which we have neither investigated nor verified, of the facts, information, statements, representations, and covenants set forth in each of the documents referred to above.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. We also have assumed that the Articles of Designation for the Preferred Stock will be duly filed and accepted by the Secretary of State for the State of Colorado, that the Rights Distribution and rights offering will be consummated in the manner described in the Offering Statement, and that none of the terms and conditions of the Rights Distribution or rights offering will have been waived or modified in any respect. Any inaccuracy in any of the aforementioned facts, information, statements, representations, or assumptions or any breach of any of the aforementioned covenants could adversely affect this opinion.

Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, it is our opinion that, under presently applicable U.S. federal income tax law:

•	no gain or loss should be recognized by the Company as a result of the Rights Distribution; and

•	no gain or loss should be recognized by, and no amount should be included in the income of, holders of Common Stock upon the receipt of the Rights in the Rights Distribution.

This opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof.  There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein.  We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so.  This opinion is not binding upon the Internal Revenue Service (the “IRS”) or any court and will not preclude the IRS or such court from adopting a contrary position.  We express no other opinion as to the U.S. federal tax consequences, and express no opinion as to the state, local, foreign, or other tax consequences, of the Rights Distribution.

This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Offering Statement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent.  Notwithstanding the foregoing sentence, we consent to the filing of this opinion letter as Exhibit 15.1 to the Offering Statement and to the use of our name under the heading “Legal Matters” therein.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP